Exhibit 99.1 - Earnings Release – Fourth fiscal quarter ended September 25, 2011
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports results for Q4 and fiscal year

DAVENPORT, Iowa (November 7, 2011) — Lee Enterprises, Incorporated (NYSE: LEE) reported today that for its fourth fiscal quarter ended September 25, 2011, total revenue declined 3.3 percent compared with a year ago and same property revenue declined 3.0 percent, both improved from a preliminary forecast. Digital advertising revenue increased 23.4 percent, as previously announced. Cash costs decreased 4.8% percent, and operating cash flow(1) increased 2.4 percent.

Reported results were reduced by non-cash charges to finalize estimates for impairment of goodwill and other assets reported in the June quarter, resulting in a loss of 20 cents per diluted common share for the quarter and a loss of $3.27 per diluted common share for the year. Excluding the impairment charges and other unusual matters, adjusted earnings per diluted common share(2) were 20 cents for the quarter, compared with 16 cents a year ago, and 71 cents for the fiscal year, the same as a year ago.

Mary Junck, chairman and chief executive officer, said: “We continue to drive digital revenue and audiences at a terrific clip — and, although the economy hasn't been doing us many favors, we showed some improvement in our overall revenue trend over the last two quarters. At the same time, we continue to keep cash costs under control and, as a result, operating cash flow remains strong.”

FOURTH QUARTER RESULTS

Operating revenue for the quarter totaled $182.4 million, a decline of 3.3 percent on a reported basis from a year ago. Combined print and digital advertising revenue decreased 4.7 percent to $128.0 million, with retail advertising down 2.9 percent, national down 4.6 percent and classified down 8.0 percent. Combined print and digital classified employment advertising revenue increased 3.2 percent, while automotive decreased 4.5 percent, real estate decreased 20.3 percent and other classified decreased 11.0 percent. Digital advertising revenue on a stand-alone basis increased 23.4 percent to $15.4 million, representing 12.0 percent of total advertising revenue. Digital retail advertising revenue climbed 42.9 percent and digital classified revenue decreased 4.4 percent. Circulation revenue increased 2.7 percent.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 5.6% compared to the prior year. Compensation expense declined 7.2 percent, with the average number of full-time equivalent employees down 6.8 percent. Newsprint and ink expense decreased 7.6 percent, as newsprint volume declined 7.2 percent. Other operating expenses decreased 2.9 percent. Operating expenses, excluding depreciation, amortization and unusual matters, are expected to decrease another 1.5-2.5 percent for the 2012 fiscal year from the 2011 level.

Operating cash flow increased 2.4 percent from a year ago to $39.0 million. Operating cash flow margin(1) increased to 21.4 percent from 20.2 percent a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $5.0 million, compared with $22.6 million a year ago. Operating income margin was 2.7 percent in the current year quarter. Non-operating expenses, primarily interest expense and debt financing costs, declined 12.0 percent to $14.9 million from $16.9 million a year ago. The resulting loss attributable to Lee Enterprises,

Incorporated totaled $8.8 million, compared with income of $5.2 million a year ago.

IMPAIRMENT CHARGES

Results for the quarter include non-cash charges to finalize estimates for impairment of goodwill and other assets reported in the June quarter. The additional charges, which total $17.7 million before income taxes and $13.9 million after tax, reduce the book value of goodwill, mastheads, the value of TNI Partners and other assets. The impairment charges have no effect on cash flows, but reduced reported earnings per common share, resulting in a loss for the quarter and year. The impairment testing is performed in accordance with generally accepted accounting principles, which, among other factors, require consideration of differences between current book value and the fair value of all of the company's assets, including current market capitalization.

AUDIENCES

Lee's digital sites attracted 21.6 million unique visitors in the month of September 2011, an increase of 12.6 percent from a year ago. Mobile page views in September increased 231 percent to 22.6 million, reflecting deployment of latest-generation mobile applications for smartphones in all Lee markets, as well as continued rapid audience growth at Lee mobile websites.

Total average circulation of Lee's 52 daily newspapers was 1.3 million daily and 1.6 million Sunday for the six-month Audit Bureau of Circulations Fas-Fax period ended September 2011.

The latest Lee Enterprises Audience Report, for the January-June 2011 survey period in Lee's top 12 markets, shows that overall audience reach remains strong and stable at 66 percent of adults either reading the newspaper or visiting the newspaper website over the course of a week. An additional 15 percent used the newspaper in some way, such as accessing advertising or other information, for a total reach among all adults of 81 percent in a week. The report, from Thoroughbred Research, carries an overall margin of error of 1 percentage point.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

Unusual matters affecting year-over-year comparisons include debt financing costs in both years and impairment charges in 2011. The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
	Sept 25		Sept 26
	2011		2010
(Thousands, Except Per Share)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	(8,820)	(0.20)	5,189	0.11
Adjustments:
Impairment of goodwill and other assets, including TNI Partners	17,714		—
Debt financing costs	2,698		2,550
Other, net	2,775		465
	23,187		3,015
Income tax effect of adjustments, net, and other unusual tax matters	(5,448)		(1,020)
	17,739	0.39	1,995	0.04
Income attributable to Lee Enterprises, Incorporated, as adjusted	8,919	0.20	7,184	0.16

FISCAL 2011 RESULTS

Operating revenue for the year totaled $756.1 million, a decline of 3.1 percent on a reported basis compared with a year ago. Same property revenue declined 2.9 percent. Combined print and digital advertising revenue decreased 4.2 percent to $536.8 million, with retail advertising down 3.4 percent, national down 7.7 percent and classified down 5.2 percent. Combined print and digital employment advertising revenue increased 6.3 percent, while automotive decreased 0.4 percent, real estate decreased 21.1 percent and other classified declined 6.9 percent. Digital advertising revenue on a stand-alone basis increased 27.0 percent to $60.0 million. Circulation revenue increased 0.7 percent.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 3.2 percent, with compensation down 5.2 percent, newsprint and ink up 8.5 percent and other operating expenses down 3.2 percent.

Operating cash flow decreased 4.8 percent compared with a year ago to $162.7 million. Operating cash flow margin was 21.5 percent. As a result of impairment charges, Lee recorded an operating loss of $103.3 million, compared with operating income of $147.2 million a year ago. Non-operating expenses, primarily interest expense and debt financing costs, declined 11.0 percent. The resulting loss attributable to Lee Enterprises, Incorporated totaled $146.9 million, compared with income of $46.1 million a year ago.

FISCAL 2011 ADJUSTED EARNINGS AND EPS

For the year, earnings per diluted common share amounted to a loss of $3.27, compared with income of $1.03 a year ago. Excluding adjustments for unusual matters, earnings per diluted common share were $0.71, the same as a year ago.

Unusual matters affecting comparisons include charges in both years for impairment of goodwill and other assets, curtailment gains and debt financing costs. The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

	52 Weeks Ended
	Sept 25		Sept 26
	2011		2010
(Thousands, Except Per Share)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	(146,868)	(3.27)	46,105	1.03
Adjustments:
Curtailment gains	(16,137)		(45,012)
Impairment of goodwill and other assets, including TNI Partners	217,039		3,290
Debt financing costs	12,612		8,514
Other, net	5,813		1,960
	219,327		(31,248)
Income tax adjustment related to health care legislation	—		2,012
Income tax effect of adjustments, net, and other unusual tax matters	(40,779)		15,155
	178,548	3.98	(14,081)	(0.31)
Income attributable to Lee Enterprises, Incorporated, as adjusted	31,680	0.71	32,024	0.71

DEBT AND FREE CASH FLOW(3)

Debt was reduced $10.0 million in the quarter and $87.3 million for the year. Liquidity(4) at the end of the quarter totaled $104.2 million.

Free cash flow totaled $14.1 million for the quarter, compared with $19.6 million a year ago. Capitalized costs related to refinancing of the company's debt paid in the quarter account for the decline. For the year, free cash flow totaled $89.6 million, compared with $104.2 million in 2010.

Carl Schmidt, vice president, chief financial officer and treasurer, said:

“We continue to work toward the refinancing of our April 2012 debt maturities, which we announced in September. Today we are taking the next steps under the support agreement executed with lenders at that time to preserve the company's options in the refinancing process, including the delivery of required notices and solicitation of certain of our lenders.

“We also expect the New York Stock Exchange will continue the listing of Lee Common Stock in light of the limited dilution contemplated by the terms of the refinancing process. However, continued listing is subject to ongoing reassessment by the NYSE and the return to compliance with other quantitative listing requirements, which would require an increase in the average closing price to $1 per share. The company is currently operating under an NYSE-approved plan to address those quantitative listing requirements as to which it is non-compliant, and expects those issues to be successfully addressed within the time frames required under the NYSE rules.”

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a leading platform for advertising, in its markets, with 48 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.3 million daily and 1.6 million Sunday, reaching nearly four million readers in print alone. Lee's digital sites attracted 21.6 million unique visitors in September 2011. Lee's markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, availability of credit, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			52 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share)	Sept 25 2011	Sept 26 2010	Percent Change	Sept 25 2011	Sept 26 2010	Percent Change

Advertising revenue:
Retail	69,616	74,760	(6.9)	302,296	322,961	(6.4)
Classified:
Daily newspapers:
Employment	6,162	5,719	7.7	23,045	21,393	7.7
Automotive	5,928	6,233	(4.9)	23,599	25,063	(5.8)
Real estate	4,521	5,698	(20.7)	18,510	23,587	(21.5)
All other	10,466	11,789	(11.2)	42,895	46,039	(6.8)
Other publications	6,446	7,246	(11.0)	25,627	27,762	(7.7)
Total classified	33,523	36,685	(8.6)	133,676	143,844	(7.1)
Digital	15,379	12,466	23.4	60,038	47,290	27.0
National	6,333	7,172	(11.7)	28,354	33,749	(16.0)
Niche publications	3,113	3,244	(4.0)	12,414	12,260	1.3
Total advertising revenue	127,964	134,327	(4.7)	536,778	560,104	(4.2)
Circulation	45,850	44,646	2.7	181,023	179,851	0.7
Commercial printing	2,584	2,861	(9.7)	11,582	11,762	(1.5)
Digital services and other	6,007	6,826	(12.0)	26,721	28,931	(7.6)
Total operating revenue	182,405	188,660	(3.3)	756,104	780,648	(3.1)
Operating expenses:
Compensation	70,409	75,893	(7.2)	299,416	315,698	(5.2)
Newsprint and ink	13,920	15,063	(7.6)	59,075	54,436	8.5
Other operating expenses	57,527	59,236	(2.9)	230,641	238,191	(3.2)
Workforce adjustments	1,511	337	NM	4,232	1,420	NM
	143,367	150,529	(4.8)	593,364	609,745	(2.7)
Operating cash flow	39,038	38,131	2.4	162,740	170,903	(4.8)
Depreciation	6,485	6,593	(1.6)	26,861	27,971	(4.0)
Amortization	10,942	11,274	(2.9)	44,473	45,208	(1.6)
Impairment of goodwill and other assets	17,814	—	NM	205,139	3,290	NM
Curtailment gains	—	—	NM	16,137	45,012	(64.1)
Equity in earnings of associated companies	1,073	2,346	(54.3)	6,151	7,746	(20.6)
Reduction in investment in TNI Partners	(100)	—	NM	11,900	—	NM
Operating income (loss)	4,970	22,610	(78.0)	(103,345)	147,192	NM

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

	13 Weeks Ended			52 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share)	Sept 25 2011	Sept 26 2010	Percent Change	Sept 25 2011	Sept 26 2010	Percent Change

Non-operating income (expense):
Financial income	118	149	(20.8)	296	411	(28.0)
Financial expense	(12,896)	(13,315)	(3.1)	(52,696)	(63,117)	(16.5)
Debt financing costs	(2,698)	(2,550)	5.8	(12,612)	(8,514)	48.1
Other, net	611	(1,172)	NM	595	(1,172)	NM
	(14,865)	(16,888)	(12.0)	(64,417)	(72,392)	(11.0)
Income (loss) before income taxes	(9,895)	5,722	NM	(167,762)	74,800	NM
Income tax expense (benefit)	(1,126)	523	NM	(21,081)	28,622	NM
Net income (loss)	(8,769)	5,199	NM	(146,681)	46,178	NM
Net income attributable to non-controlling interests	(51)	(10)	NM	(187)	(73)	NM
Income (loss) attributable to Lee Enterprises, Incorporated	(8,820)	5,189	NM	(146,868)	46,105	NM

Earnings (loss) per common share:
Basic	(0.20)	0.12	NM	(3.27)	1.03	NM
Diluted	(0.20)	0.11	NM	(3.27)	1.03	NM

Average common shares:
Basic	44,958	44,564		44,847	44,555
Diluted	44,958	45,246		44,847	44,955

FREE CASH FLOW

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	Sept 25 2011	Sept 26 2010	Sept 25 2011	Sept 26 2010

Operating income (loss)	4,970	22,610	(103,345)	147,192
Depreciation and amortization	17,608	18,171	72,426	74,335
Impairment of goodwill and other assets, including TNI Partners	17,714	—	217,039	3,290
Curtailment gains	—	—	(16,137)	(45,012)
Stock compensation	253	405	1,277	1,977
Cash interest expense	(13,032)	(13,470)	(52,641)	(63,738)
Debt financing costs paid	(7,099)	(553)	(11,393)	(553)
Financial income	118	149	296	411
Cash income taxes paid	(2,723)	(4,518)	(10,462)	(3,753)
Non-controlling interests	(51)	(10)	(187)	(73)
Capital expenditures	(3,672)	(3,145)	(7,313)	(9,834)
Total	14,086	19,639	89,560	104,242

SELECTED COMBINED PRINT AND DIGITAL ADVERTISING REVENUE

	13 Weeks Ended			52 Weeks Ended
(Thousands of Dollars)	Sept 25 2011	Sept 26 2010	Percent Change	Sept 25 2011	Sept 26 2010	Percent Change

Retail	76,471	78,767	(2.9)	326,656	338,279	(3.4)
Classified:
Employment	9,998	9,690	3.2	37,842	35,591	6.3
Automotive	10,040	10,514	(4.5)	41,470	41,642	(0.4)
Real estate	6,183	7,755	(20.3)	24,975	31,647	(21.1)
Other	14,928	16,776	(11.0)	60,793	65,332	(6.9)
Total classified	41,149	44,735	(8.0)	165,080	174,212	(5.2)
National	7,232	7,582	(4.6)	32,629	35,352	(7.7)

REVENUE BY REGION

	13 Weeks Ended			52 Weeks Ended
(Thousands of Dollars)	Sept 25 2011	Sept 26 2010	Percent Change	Sept 25 2011	Sept 26 2010	Percent Change

Midwest	109,168	112,566	(3.0)	455,074	466,774	(2.5)
Mountain West	36,178	36,958	(2.1)	145,599	149,652	(2.7)
West	19,983	22,019	(9.2)	85,101	92,806	(8.3)
East/Other	17,076	17,117	(0.2)	70,330	71,416	(1.5)
Total	182,405	188,660	(3.3)	756,104	780,648	(3.1)

DAILY NEWSPAPER ADVERTISING VOLUME

	13 Weeks Ended			52 Weeks Ended
(Thousands of Inches)	Sept 25 2011	Sept 26 2010	Percent Change	Sept 25 2011	Sept 26 2010	Percent Change

Retail	2,623	2,434	7.8	10,481	10,261	2.1
Classified	2,894	2,926	(1.1)	10,982	11,105	(1.1)
National	107	96	11.5	413	475	(13.1)
Total	5,624	5,456	3.1	21,876	21,841	0.2

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	Sept 25 2011	Sept 26 2010

Cash	23,555	19,422
Restricted cash and investments	4,972	9,623
Debt (principal amount)	994,550	1,081,590

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			52 Weeks Ended
	Sept 25 2011	Sept 26 2010	Percent Change	Sept 25 2011	Sept 26 2010	Percent Change

Capital expenditures (Thousands of Dollars)	3,672	3,145	16.8	7,313	9,834	(25.6)
Newsprint volume (Tonnes)	20,554	22,153	(7.2)	85,688	90,127	(4.9)
Average full-time equivalent employees	5,687	6,100	(6.8)	5,879	6,164	(4.6)

NOTES

(1)
Operating cash flow, which is defined as operating income before depreciation, amortization, impairment charges, curtailment gains, and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of operating cash flow to operating income, the most directly comparable GAAP measure, are included in a table accompanying this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)
Adjusted net income (loss) and adjusted earnings (loss) per common share, which are defined as income (loss) attributable to Lee Enterprises, Incorporated, and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature, are non-GAAP financial measures. See (1) above. Reconciliations of adjusted net income (loss) and adjusted earnings (loss) per common share to income (loss) attributable to Lee Enterprises, Incorporated, and earnings (loss) per common share are included in tables accompanying this release.

(3)
Free cash flow, which is defined as operating income (loss), plus depreciation and amortization, impairment charges, stock compensation, financial income and cash income tax benefit, minus curtailment gains, financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (1) above. Reconciliations of free cash flow to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release. Changes in working capital are excluded.

(4)	Liquidity is defined as the sum of cash, restricted cash and revolving credit facility availability.

(5)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been adjusted for comparative purposes, and the reclassifications have no impact on earnings.